                                                EXHIBIT 1
                                                AMERICAN NATIONAL BANK
                                                AND TRUST COMPANY OF CHICAGO
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                              TERM NOTE (UNSECURED)
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$2,000,000.00                               CHICAGO, ILLINOIS  December 1, 2000
                                                        DUE:   February 28, 2001

         FOR VALUE RECEIVED, the undersigned (jointly and severally if more than one) ("Borrower"), promises to pay to the order of American National Bank and Trust Company of Chicago ("Bank"), at its principal place of business in Chicago, Illinois or such other place as Bank may designate from time to time hereafter, the principal sum of Two Million and 00/100 Dollars, or such lesser principal sum as may then be owed by Borrower to Bank hereunder. Borrower's obligations and liabilities to Bank under this Note ("Borrower's Liabilities") shall be due and payable on February 28, 2001.

         This Note restates and replaces a Term Note (Unsecured) in the principal amount of $2,000,000.00 dated August 1, 2000 executed by Borrower in favor of Bank (the "Prior Note") and is not a prepayment of the Prior Note.

         The unpaid principal balance of Borrower's Liabilities due hereunder shall bear interest from the date of disbursement until paid, computed at a daily rate equal to the daily rate equivalent of 1.00% per annum in excess of the rate of interest announced from time to time by Bank or its parent as its prime rate of interest, which is not necessarily the lowest rate charged to its customer (the "Prime Rate") (computed on the basis of a 360-day year and actual days elapsed); provided, however, that in the event that any of Borrower's Liabilities are not paid when due, the unpaid amount of Borrower's Liabilities shall bear interest after the due date until paid at a rate equal to the sum of the rate that would otherwise be in effect plus 3%.

         The rate of interest to be charged by Bank to Borrower shall change from time to time when and as the Prime Rate changes.

         Accrued interest shall be payable by Borrower to Bank on the same day of each month, and at maturity, commencing with the last day of August, 2000, or as billed by Bank to Borrower, at Bank's principal place of business, or at such other place as Bank may designate from time to time hereafter. After maturity, accrued interest on all of Borrower's Liabilities shall be due and payable on demand.

         Borrower warrants and represents to Bank that Borrower shall use the proceeds represented by this Note solely for proper business purposes and consistently with all applicable laws and statutes.

         Borrower warrants and represents to Bank that upon the occurrence of Lloyd J. Baretz acquiring 100% ownership of Help at Home, Inc., Borrower shall factor the receivables of Help at Home, Inc. to the Borrower's outstanding obligation and liabilities to the Bank.

         Borrower warrants and represents to and covenants with Bank that Borrower shall furnish to Bank: (a) as soon as available but not later than 90 days after the end of each calendar year, the signed personal financial statement of Lloyd J. Baretz; and (b) such other data and information (financial and otherwise) as Bank, from time to time, may request.

         Any deposits or other sums at any time credited by or payable or due from Bank to Borrower, or any monies, cash, cash equivalents, securities, instruments, documents or other assets of Borrower in the possession or control of Bank or its bailee for any purpose, may be reduced to cash and applied by Bank to or setoff by Bank against Borrower's Liabilities.

         The occurrence of any one of the following events shall constitute a default by the Borrower ("Event of Default") under this Note: (a) if Borrower fails to pay any of Borrower's Liabilities when due and payable or declared due and payable (whether by scheduled maturity, required payment, acceleration, demand or otherwise); (b) if Borrower or any guarantor of any of Borrower's Liabilities fails or neglects to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Note; (c) occurrence of a default or an event of default under any agreement, instrument or document heretofore, now or at any time hereafter delivered by or on behalf of Borrower to Bank; (d) occurrence of a default or an event of default under any agreement, instrument or document heretofore, now or at any time hereafter delivered to Bank by any guarantor of Borrower's Liabilities or by any person or entity which has granted to Bank a security interest or lien in and to some or all such person's or entity's real or personal property to secure the payment of Borrower's Liabilities; (e) if any of Borrower's assets are attached, seized, subjected to a writ, or are levied upon or become subject to any lien or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (f) if a notice of lien, levy or assessment is filed of record or given to Borrower with respect to all or any of Borrower's assets by any federal, state or local department or agency; (g) if Borrower or any guarantor of Borrower's Liabilities becomes insolvent or generally fails to pay or admits in writing its inability to pay debts as they become due, if a petition under Title 11 of the United States Code or any similar law or regulation is filed by or against Borrower or any such guarantor, if Borrower or any such guarantor shall make an assignment for the benefit of creditors, if any case or proceeding is filed by or against Borrower or any such guarantor for its dissolution or liquidation, or if Borrower or any such guarantor is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; (h) the death or incompetency of Borrower or any guarantor of Borrower's Liabilities, or the appointment of a conservator for all or any portion of Borrower's assets; (i) the revocation, termination or cancellation of any guaranty of Borrower's Liabilities without written consent of Bank; (j) if a contribution failure occurs with respect to any pension plan maintained by Borrower or any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses (as described in Sections 414(b) and (c) of the Internal Revenue Code of 1986 or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, "ERISA") sufficient to give rise to a lien under Section 302(f) of ERISA; (k) if Borrower or any guarantor of Borrower's Liabilities is in default in the payment of any obligations, indebtedness or other liabilities to any third party and such default is declared and is not cured within the time, if any, specified therefor in any agreement governing the same; (l) if any material statement, report or certificate made or delivered by Borrower, any of Borrower's partners, officers, employees or agents or any guarantor of Borrower's Liabilities is not true and correct; or (m) if Bank is reasonably insecure.

         Upon the occurrence of an Event of Default, at Bank's option, without notice by Bank to or demand by Bank of Borrower, all of Borrower's Liabilities shall be immediately due and payable.

         All of Bank's rights and remedies under this Note are cumulative and non-exclusive. The acceptance by Bank of any partial payment made hereunder after the time when any of Borrower's Liabilities become due and payable will not establish a custom or waive any rights of Bank to enforce prompt payment hereof. Bank's failure to require strict performance by Borrower of any provision of this Note shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default hereunder shall not suspend, waive or affect any other Event of Default hereunder. Borrower and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note, and hereby ratify and confirm whatever Bank may do in this regard. Borrower further waives any and all notice or demand to which Borrower might be entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

         Borrower agrees to pay, immediately upon demand by Bank, any and all costs, fees and expenses (including reasonable attorneys' fees, costs and expenses) incurred by Bank (i) in enforcing any of Bank's rights hereunder, and
(ii) in representing Bank in any litigation, contest, suit or dispute, or to commence, defend or intervene or to take any action with respect to any litigation, contest, suit or dispute (whether instituted by Bank, Borrower or any other person) in any way relating to this Note or Borrower's Liabilities, and to the extent not paid the same shall become part of Borrower's Liabilities.

         This Note shall be deemed to have been submitted by Borrower to Bank and to have been made at Bank's principal place of business. This Note shall be governed and controlled by the internal laws of the State of Illinois and not the law of conflicts.

         TO INDUCE BANK TO ACCEPT THIS NOTE, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS NOTE SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY BANK IN ACCORDANCE WITH THIS PARAGRAPH.

         BORROWER IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING (i) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR
(ii) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS NOTE OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT, COUNTERCLAIM OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.



                                                     Borrower:
Address:  676 N. Michigan Ave., Suite 3000
          Chicago, Illinois  60611                   LJB Holdings LLC
                                                     By:  /s/ Lloyd Baretz
                                                     Its: Manager


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